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                                  EXHIBIT 99.2



     OPTION AGREEMENT made this ___________ day of ______________ between ALCIDE CORPORATION, a Delaware corporation (hereinafter called the
"Corporation") and    _________________________________  an employee of the
Corporation or one or more of its subsidiaries (hereinafter called the "Employee");

                                   WITNESSETH:
     WHEREAS, the Board of Directors of the Corporation considers it desirable to acknowledge its appreciation of the contributions made by the Employee to the Corporation during the prior and current fiscal years by affording the Employee an opportunity to purchase its common shares, $.01 par value per share, (hereinafter called the "Common Shares" or "Common Stock").

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable considerations, the parties hereto agree as follows:

     1. GRANT OF OPTION. The Corporation hereby grants to the Employee the right and option (hereinafter called the "Option") to purchase all or any part of an aggregate of ______ Common Shares (such number being subject to adjustment as provided in Paragraph 8 hereinbelow) on the terms and conditions herein set forth.

     2.   PURCHASE PRICE; PAYMENT ON EXERCISE.

     (a) The purchase price of the Common Stock covered by the Option shall be _____ per share.

     (b) At the time of exercise of the Option, the Employee shall tender payment in full to the Corporation in cash.

     3. TERM OF OPTION. The Options may be exercised within the limitations set forth in this paragraph, at any time or from time to time, as to any part of or all the Common Shares covered thereby, provided, however, that: (a) the Option may not be exercised as to less than 100 Common Shares at any one time (or the remaining Common Shares than purchasable under the Option, if less than 100 shares); (b) one-fifth of said option may not be exercised until ________



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___________  one-fifth on or after _________________,  one-fifth on or after
_______________, one-fifth on or after  ___________________  and one-fifth on or after _______________; and (c) the right to purchase the earned Optioned Stock may be exercised in whole or in part at any time through _____________. Except as provided in Paragraphs 6 and 7 hereinbelow, the Option may not be exercised at any time unless the Employee shall have been in the continuous employ of the Corporation or of one or more of its subsidiaries from the date hereof to the date of the exercise of the Option. The holder of the Option shall not have any of the rights of a shareholder with respect to the shares covered by the Option except to the extent that one or more certificates for such shares shall be delivered to him/her upon the due exercise of the Option.

     4. NONTRANSFERABILITY. The Option shall not be transferable otherwise than by will or the laws of descent and distribution, and the Option may be exercised during the lifetime of the Employee only by him/her. More particularly (but without limiting the generality of the foregoing), the Option may not be assigned, transferred (except as provided above), pledged or hypothecated in any way; shall not be assignable by operation of law and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof and the levy of any execution, attachment or similar process under the Option shall be null and void and without effect.

     5. EMPLOYMENT. In consideration of the granting of the Option and regardless of whether or not the Option shall be exercised, the Employee will remain in the employ of the Corporation or one or more of its subsidiaries for a period of at least one year from the date hereof; and he/she will during such employment devote his/her entire time, energy and skill to the services of the Corporation or one or more of its subsidiaries, subject to vacations, sick leave and other approved absences. Such employment, subject to the provisions of Paragraph 6 hereinbelow and subject also to the provisions of any contract between the Corporation or such subsidiary and the Employee, shall be at the pleasure of the Board of Directors of each employing corporation and at such compensation as such employing corporation or corporations shall determine. In the event of any termination of the Employee's employment during the period which he/she has agreed by the foregoing provision of this Paragraph 5 to remain in employment



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that is either (a) for "cause" (as hereinafter defined) or (b) voluntary on the part of the Employee and without the consent of his/her employing corporation or corporations, the Option (and any other option or options held by him/her under the Corporation's Incentive Stock Option Plan or other options or plans), to the extent not theretofore exercised, shall forthwith terminate. (For purposes of this Paragraph, the term "cause" shall mean gross negligence in the performance of his/her duties, dishonesty, drug or alcohol addiction, willful insubordination, commission of a felony or willful misconduct by the Employee.)

     6. TERMINATION OF EMPLOYMENT. In the event that the employment of the Employee shall be terminated (otherwise than by reason of death), the Option may, subject to the provision of Paragraph 5 hereinabove, be exercised by the Employee (to the extent that he/she shall have been entitled to do so at the termination of his/her employment) at any time within three months after such termination. So long as the Employee shall continue to be an employee of the Corporation or one of its subsidiaries, the Option shall not be affected by any change of duties or position. Nothing in this Option Agreement shall confer upon the Employee any right to continue in the employ of the Corporation or of any of its subsidiaries or interfere in any way with the right of the Corporation or any such subsidiary to terminate his/her employment at any time.

     7. DEATH OF EMPLOYEE. If the Employee shall die while he/she shall be employed by the Corporation or one or more of its subsidiaries or within three months after the termination of his/her employment, the Option may be exercised (to the extent and within the time frames that the Employee shall have been entitled to do so at the date of his/her death) by a legatee or designee of the Employee under his/her last will, or by his/her personal representatives or distributees, at any time within three months after his/her death.

     8. CHANGES IN CAPITAL STRUCTURE. If all or any portion of the Option shall be exercised subsequent to any share dividend, split-up, recapitalization, merger, consolidation, combination or exchange of shares, separation, reorganization or liquidation occurring after the date hereof, as a result of which shares of any class shall be issued in respect of outstanding Common Shares or Common Shares shall be changed into the same or a different number of shares of the same or another class or classes, the person or persons so exercising the Option shall receive, for the aggregate price paid upon such exercise, the aggregate number and class of shares which, if



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Common Shares (as authorized at the date hereof) had been purchased at the date hereof for the same aggregate price (on the basis of the price per share set forth in Paragraph 2 (a) hereinabove) and had not been disposed of, such person or persons would be holding, at the time of such exercise, as a result of such purchase and all such share dividends, split-ups, recapitalizations, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations, or liquidations; provided, however, that no fractional shares shall be issued upon any such exercise, and the aggregate price paid shall be appropriately reduced on account of any fractional shares not issued. No adjustment shall be made in the minimum number of shares which may be purchased at any one time, as fixed by Paragraph 3 hereinabove.

     9. METHOD OF EXERCISING OPTION. Subject to the terms and conditions of this Option Agreement, the Option may be exercised by written notice to the following: to the Corporation, Attention: President, at 8561 154th Avenue N.E., Redmond, WA 98052. Such notice shall state the election to exercise the Option and shall be signed by the person or persons so exercising the Option. Exercise of the Option shall be accompanied by payment of the full purchase price of such shares. The certificate for the shares as to which the Option shall have been so exercised shall be registered in the name of the person or persons so exercising the Option (or, if the Option shall be exercised by the Employee and if the Employee shall so request in the notice exercising the Option, shall be registered in the name of the Employee and another person jointly, with right of survivorship) and shall be delivered as provided above to or upon the written order of the person or persons exercising the Option. In the event the Option shall be exercised, pursuant to Paragraph 7 hereinabove, by any person or persons other than the Employee, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise the Option. All shares that shall be purchased upon the exercise of the Option provided herein shall be fully paid and nonassessable.

     10. GENERAL. The Corporation shall at all times during the term of the Option reserve and keep available such number of Common Shares as will be sufficient to satisfy the requirements of this Option Agreement, shall pay all original issue and transfer taxes with respect to the issue and transfer of shares pursuant hereto and all other fees and expenses necessarily incurred by the Corporation in connection therewith, and will from time to time use its best efforts



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to comply with all laws and regulations which, in the opinion of counsel for the
Corporation, shall be applicable thereto.

     11. SUBSIDIARY. As used herein, the term "subsidiary" shall mean any present or future corporation which would be a "subsidiary corporation" of the Corporation, as that term is defined in Section 425 of the Internal Revenue code of 1954.

     IN WITNESS WHEREOF, the Corporation has caused this Option Agreement to be duly executed by its officers thereunder duly authorized, and the Employee has hereunto set his hand and seal, on the day and year first above written.


                                   ALCIDE CORPORATION


                                   By

                                      -------------------------------------
                                   Joseph A. Sasenick
                                   Its President
                                   Hereunto Duly Authorized




                                   ---------------------------------------
                                   Employee



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